邳州市水上法律服务所

Pizhou City Shuishang Law Firm

邳州市运河镇建设中路时代广场B座

Unit B, Time Square, JiansheZhong Road, Yunhe County, Pizhou City

Globalink, Ltd.

365 Boundary Road

Vancouver, BC V5K 4S1

Re: Legal Opinion

Dear Sirs/Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this legal opinion (the “Opinion”) on the PRC Laws, as defined below, effective as of the date hereof. For the purpose of this Opinion, the PRC excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We have acted as PRC legal counsel for Globalink, Ltd., a Nevada corporation (the “Company”), and the Company’s wholly owned subsidiaries, Globalink (Xuzhou) Bio-Technology Co., Ltd., a domestic company incorporated under PRC Laws (“Globalink Xuzhou”), and Globalink (Zhejiang) Bio-Technology Co. Ltd. , a domestic company incorporated under PRC Laws (“Globalink Zhejiang” and, together with Globalink Xuzhou, the “PRC Companies”) in connection with an offering (the “Offering”) of shares of the Company’s common stock (the “Common Stock”) on a registration statement on Form S-1, including all amendments and supplements thereto (the “Registration Statement”), initially filed with the United States Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, including the prospectus that forms a part of the Registration Statement (the “Prospectus”), on May __, 2016.

We have been requested to give this Opinion as to the matters set forth below.

I. Documents and Assumptions

In this capacity, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and the PRC Companies and such other documents, corporate records and certificates issued by Government Agencies in the PRC and officers of the Company and other instruments as we have considered necessary or advisable for the purpose of rendering this Opinion (collectively the “Documents”).

Capitalized terms and expressions used herein and not otherwise defined should have the same meanings as ascribed to such terms in the Registration Statement.

1

In our examination of the Documents, we have assumed (the “Assumptions”), without independent investigation and inquiry that:

(A)      the genuineness of all signatures, seals and chops, and the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies;

(B)       the Documents as submitted to us remain in full force and effect up to the date of this Opinion, and have not been revoked, amended, revised, modified or supplemented except as otherwise indicated in such Documents;

(C)       the truthfulness, accuracy, fairness and completeness of Documents as well as all factual statements in the Documents;

(D)      that all information provided to us by the Company and the PRC Companies in response to our inquiries for the purpose of this opinion is true, accurate, complete and not misleading and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(E)       that all parties other than the PRC Companies have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(F)        that all parties other than the PRC Companies have duly executed, delivered, performed, and will duly perform their obligations under the Documents to which they are parties;

(G)      that all Authorizations (as defined below) and other official statement or documentation are obtained from the competent Government Entities (as defined below) by lawful means in due course; and

(H)      that all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws (as defined below).

Where important facts were not independently established to us, we have relied upon certificates issued by Government Entities and representatives of the Company with proper authority in each case.

II. Definitions

The following terms used in this Opinion are defined below:

“Authorization” means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency;

“Government Entities” means any competent national, provincial, municipal or local government authorities, courts, arbitration commissions, or regulatory bodies of the PRC having jurisdiction over any of the PRC Companies in the PRC;

2

“Material Adverse Effect” means any event, circumstance, condition, occurrence or situation, or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the condition (financial or otherwise), business, properties or results of operations or prospects of the PRC Companies individually and taken as a whole.

“PRC Laws” means any and all laws, regulations, statutes, rules, decrees, notices, guidelines and supreme court’s judicial interpretations currently in effect and publicly available in the PRC as of the date hereof (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

“PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC;

III. Opinions

Based on the foregoing, we are of the opinion that:

1.	Each of the PRC Companies has been duly incorporated and validly exists as a domestic enterprise under the PRC Laws and each such entity’s business license is in full force and effect.
2.	All of the equity securities of each of the PRC Companies are owned by the Company. After due and reasonable inquiry, such equity interests are free and clear of all liens, encumbrances, security interests, mortgages, pledges, equities or claims or any third-party right. No Authorizations are required by either the PRC Companies or the Company for the Company to own the equity securities of either PRC Company.
3.	The statements set forth in the Prospectus under the caption “Our History and Corporate Structure – Corporate Structure” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.,
4.	Each of the PRC Companies has sufficient corporate right, power and authority for it to own, use, and license its assets and conduct its business in the manner described in its respective business license. Except as disclosed in the Registration Statement, each of the PRC Companies has obtained all Authorizations from, and completed all filings with, the Government Entities that are necessary for it to own, use and license its assets, conduct its business in the manner as described in its business license and in the Registration Statement. After due and reasonable inquiries, each of the PRC Companies is in compliance with the provisions of all such Authorizations in all material aspects, and neither of the PRC Companies has received any notification of proceedings relating to, or has any reason to believe that any Government Entities are considering, the modification, suspension or revocation of any such Authorizations. To our best knowledge after due and reasonable inquiries, there are no circumstances which might lead to the suspension, alteration or cancellation of any of the Authorizations of the PRC Companies.
3

5.	Except as otherwise described in the Registration Statement, after due and reasonable inquiry, neither PRC Company (i) has any direct or indirect subsidiaries or participations in joint ventures or other entities; (ii) owns, directly or indirectly, any equity or voting interest in any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Agencies; or (iii) is obligated to make or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Except as otherwise described in the Registration Statement, there are no outstanding rights, warrants or options to acquire, nor instruments convertible into or exchangeable for, nor any agreements of other obligation to issue or other rights to convert any obligation into, any equity interest in either PRC Company.
6.	After due and reasonable inquires, each of the PRC Company’s respective businesses and operations comply in all material respects with the PRC Laws and no Authorization other than those already obtained are required under the existing PRC Laws for its ownership structure, businesses and operations, except as disclosed in the Registration Statement and where such default would not have a Material Adverse Effect.
7.	After due and reasonable inquiry, neither PRC Company is (A) in breach of or in default under any PRC Laws, (B) in breach of or in default under any Authorizations granted by any Government Entities, (C) in violation of their respective Articles of Association, business licenses or permits or (D) in breach or violation of, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any agreement or instrument known to us and governed by PRC Laws to which it is a party or by which it or any of its properties may be bound, except as disclosed in the Registration Statement and where such default would not have a Material Adverse Effect.
8.	The form of Pizhou Tiefu Town Lianqian Village Land Management Right Circulation Contract between the Company and each person who leasing land to the Company as described in and furnished as an exhibit to the Registration Statement represents a valid and binding obligation of each lessor of land to Globalink Xuzhou, creates in Globalink Xuzhou a valid and binding leasehold interest in the real property that is the subject each such contract and is enforceable against each lessor by Globalink Xuzhou in accordance with its terms.
9.	After due and reasonable inquiry, neither PRC Company is delinquent in the payment of any taxes due and there is no tax deficiency which might be assessed against it, and there is no material breach or violation by either PRC Company of any applicable PRC tax law or regulation except as disclosed in the Registration Statement.
4

10.	After due inquiry, (a) both PRC Companies are in compliance with any and all applicable environmental laws in the PRC; (b) there are no administrative, regulatory or judicial actions, demands, letters, claims, warnings, or notices of non compliance or violation, investigation or proceedings relating to any environmental laws against either PRC Company, (c) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remedial measures, or an action, suit or proceeding by any private party or Government Entities, against or affecting either PRC Company relating to hazardous materials or any environmental matters or any environmental laws, and (d) each PRC Company has received all permits, licenses or other approval required of it under applicable environmental laws to conduct its businesses and each PRC Company is in compliance with all terms and conditions of any such permit, license or approval.
11.	After due and reasonable inquiry, no labor dispute or complaint involving the employees of either PRC Company exists or is imminent or threatened, except the dispute or complaint which would not, individually or in the aggregate, have a Material Adverse Effect. Each PRC Company has complied in all material respects with all employment, labor and similar laws applicable to it and has made welfare contributions for its employees as required under PRC Laws. The labor contracts or employment agreements entered by each PRC Company with their respective employees are in compliance with PRC Law.
12.	To the best of our knowledge, after due and reasonable inquiry, there is no action, suit, other legal proceeding, arbitral proceeding, inquiry or investigation pending or threatened, by or before any Government Entity or in any court or in any arbitral or other forum, nor any order, decree or judgment in effect, pending or threatened against or affecting either PRC Company or any of their respective properties or rights.
13.	Neither PRC Company has taken any corporate action, nor does it have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Authorizations.
14.	The statements set forth in the Registration Statement insofar as such statements summarize or describe PRC Laws, legal matters or governmental or regulatory proceedings or contracts or other documents governed by PRC Law, fairly and accurately summarize or describe the PRC Laws, legal matters or governmental or regulatory proceedings or contracts or other documents governed by PRC Law referred to therein in all material aspects and nothing which would make misleading in any material respect has been omitted from such statements in relation to PRC Laws, legal matters or governmental or regulatory proceedings or contracts or other documents governed by PRC Law.
15.	To the best of our knowledge after due and reasonable inquiry and except as disclosed in the Registration Statement, each of the Company, its shareholders or beneficial owners who are confirmed to be PRC residents has completed all relevant Authorizations required under the SAFE Rules.

5

This Opinion is subject to the following qualifications (the “Qualifications”):

(i)	This Opinion is subject to (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (B) possible judicial or administrative actions or any PRC Law affecting creditors’ rights.
(ii)	This Opinion is subject to (A) certain equitable, legal or statutory principles in affecting the enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (B) any circumstances in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (C) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (D) the legally vested discretion of any competent PRC Entity in exercising their authority in the PRC.
(iii)	This Opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. There is no guarantee that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect.
(iv)	This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is provided to the Company for the Offering by us in our capacity as the Company’s and the PRC Companies’ PRC legal counsel and may not be relied upon by any other persons or corporate entities or used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Pizhou City Shuishang Law Firm

6